Exhibit 99.1

Care.com to Announce Third Quarter 2019 Earnings Results on November 6, 2019

Company Expects to Provide Progress Update on Work with Leading Strategy Consultant

WALTHAM, MA, September 3, 2019—Care.com, Inc. (NYSE: CRCM), the world's largest online marketplace for finding and managing family care, will announce its financial results for the third quarter ended September 30, 2019 on November 6, 2019.

Care.com also announced today that on June 24, 2019, as part of the Company’s ongoing efforts to enhance shareholder value, it retained Activate, a leading strategy consultant, to conduct a comprehensive review of business strategy, growth opportunities and operations. The Company expects to provide shareholders with an update on Activate’s progress on its third quarter earnings call.

In addition, the Company announced that it retained leading global executive search firm Egon Zehnder on August 16, 2019 to assist with its search for a new CEO.

The Company will host a conference call at 8:00 AM ET on November 6, 2019 to discuss its third quarter financial results. The conference call will be accessible at (877) 407-4018 or (201) 689-8471 (International). The call will also be broadcast simultaneously at https://investors.care.com. Following completion of the call, a recorded replay of the webcast will be available on Care.com’s website.  To listen to the telephone replay, call toll-free (844) 512-2921 or (412) 317-6671 (International), conference ID #13694185. The telephone replay will be available from 11:00 AM ET November 6 through 11:59 PM ET November 20, 2019. Additional investor information can be accessed at https://www.care.com.
About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 19.8 million families and 14.3 million caregivers* across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.7 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.

*As of June 2019

Investor Relations:
Peter Stabler
ICR, Inc.

Exhibit 99.1

(415) 430-2075
investors@care.com

Media Relations:
Nancy Bushkin
Care.com
(781) 642-5919
nbushkin@care.com